Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2016 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in NVIDIA Corporation’s Annual Report on Form 10-K for the year ended January 31, 2016.

/s/ PricewaterhouseCoopers LLP
San Jose, California
May 25, 2016